UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2014

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2014, the registrant’s majority-owned subsidiary Changyou.com Limited (“Changyou”), through a wholly-owned subsidiary of Changyou, entered into an investment agreement (the “Investment Agreement”) with MoboTap Inc. (“MoboTap”), a Cayman Islands company, MoboTap’s subsidiaries and variable interest entities, and MoboTap’s shareholders pursuant to which Changyou will purchase shares of MoboTap representing 51% of the equity interests in MoboTap on a fully-diluted basis for approximately $91 million in cash. Upon the closing (the “Closing”) of the transactions contemplated by the Investment Agreement, Baina Inc. (“Baina”), a Cayman Islands company through which the founders of MoboTap hold their equity interests in MoboTap, will hold 45.3% of the equity interests in MoboTap on a fully-diluted basis, and 3.7% of the equity interests in MoboTap on a fully-diluted basis will be reserved for grants of equity incentive awards to key employees of MoboTap. The Investment Agreement includes customary representations, warranties, indemnities, and covenants of the parties.

Changyou and MoboTap have also entered into a subscription agreement (the “Subscription Agreement”) pursuant to which Changyou will purchase at the Closing $30 million in principal amount of a zero-coupon convertible bond issued by MoboTap that will be due in five years. Changyou will have the option, exercisable at any time when the bond is outstanding, to convert all or any part of the unpaid principal into shares of MoboTap at a conversion price that would result in Changyou’s interest in MoboTap increasing to 60% on a fully-diluted basis, measured as of the Closing, if the option is exercised in full. The exercise price of the option is subject to anti-dilution adjustment under certain circumstances specified in the Subscription Agreement.

Changyou, Baina, and MoboTap will also enter into a shareholder agreement (the “Shareholder Agreement”) at the Closing pursuant to which Changyou will have the right to designate three of the five directors of MoboTap, including the chairman of the board; Changyou’s approval will be required for any proposed transfers of equity interests in MoboTap held by Baina; and Changyou will be entitled to customary pre-emptive rights with respect to any new issuance of equity interests in MoboTap. In addition, if MoboTap achieves specified performance milestones for 2016 and certain other conditions specified in the Shareholder Agreement are not met, the founders of MoboTap, through Baina, will have a one-time right to put to Changyou shares of MoboTap representing up to 15% of MoboTap for an aggregate price of up to $53 million.

Changyou expects the Closing to occur in August 2014, subject to receipt of regulatory approvals and other customary conditions.

A copy of the press release issued by the registrant on July 16, 2014 regarding the foregoing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Exhibits.

99.1 Press release dated July 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: July 16, 2014	SOHU.COM INC.

	By:	/S/ CAROL YU
Carol Yu
President and Chief Financial Officer

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